Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-259039, 333-259212, and 333-281454 on Form S-3 and Registration Statement Nos. 333-261086, 333-235355, 333-267567, 333-273235, 333-276207 and 333-280587 on Form S-8 of our reports dated February 26, 2025, relating to the consolidated financial statements of Riot Platforms, Inc. and subsidiaries and the effectiveness of Riot Platforms, Inc. and subsidiaries' internal control over financial reporting appearing in this Annual Report on Form 10-K for the year ended December 31, 2024.

/s/ Deloitte & Touche LLP

Houston, Texas

February 27, 2025